Exhibit 99.1

THE L.S. STARRETT COMPANY ENTERS INTO A MERGER AGREEMENT WITH MIDDLEGROUND CAPITAL TO BECOME PRIVATE COMPANY

Starrett shareholders will receive $16.19 per share in transaction

ATHOL, MA, March 11, 2024 – The L.S. Starrett Company (“Starrett” or the “Company”) (NYSE: SCX) today announced that it has entered into a definitive merger agreement in a go-private transaction with an affiliate of MiddleGround Capital (“MiddleGround”) in an all-cash transaction for $16.19 per share. The purchase price represents an approximately 63% premium to the closing stock price of the Company’s stock on March 8, 2024, the last trading day prior to announcing the transaction.

“We are pleased to reach this agreement with MiddleGround, which provides a meaningful premium cash value to our shareholders,” said Douglas A. Starrett, Chairman of the Board of Directors, Chief Executive Officer and President. “Following comprehensive outreach to potential parties, our Board of Directors determined that MiddleGround is the right partner for Starrett because of its deep knowledge within the manufacturing industry. As a private company, the Company will have additional financial and operational flexibility to continue providing industry-leading service and products to our customers across our markets and maintaining Starrett’s proud tradition among its employees, communities and other stakeholders.”

“MiddleGround is thrilled to be partnering with Starrett, a brand we have long admired, and a company that we have followed in the public markets for several years. Most of MiddleGround's Operations team gained familiarity with Starrett products over the course of their manufacturing careers, and we are excited about the opportunity to further position the company for its future on the front lines of innovation, advanced manufacturing and reshoring.” said John Stewart, Managing Partner of MiddleGround.

Transaction Details

The proposed transaction has been approved by the Starrett Board of Directors. MiddleGround intends to fund the transaction with a combination of cash from MiddleGround Partners III, L.P. and committed financing, which is not subject to any contingency.

The transaction is expected to close in mid-2024, subject to the requisite approval by Starrett’s shareholders and other conditions to closing.

Following completion of the transaction, Starrett will become a wholly owned subsidiary of MiddleGround and Starrett’s Class A common stock will no longer be listed on any public market.

Advisors

Lincoln International LLC is serving as lead financial advisor to Starrett and Ropes & Gray LLP is serving as legal counsel to Starrett.

William Blair & Company L.L.C. is serving as exclusive financial advisor to MiddleGround in connection with the acquisition and debt financing of Starrett and Dechert LLP is serving as legal counsel to MiddleGround.

ABOUT THE L.S. STARRETT COMPANY

Founded in 1880 by Laroy S. Starrett and incorporated in 1929, The L.S. Starrett Company is a leading manufacturer of high-end precision tools, cutting equipment, and metrology systems for industrial, professional and consumer markets is engaged in the business of manufacturing over 5,000 different products for industrial, professional and consumer markets. The Company has a long history of global manufacturing experience and currently operates four major global manufacturing plants. All subsidiaries principally serve the global manufacturing industrial base with concentration in the metalworking, construction, machinery, equipment, aerospace and automotive markets. The Company offers its broad array of measuring and cutting products to the market through multiple channels of distribution throughout the world. Starrett® is brand recognized around the world for precision, quality and innovation. For more information, please visit: https://www.starrett.com/.

ABOUT MIDDLEGROUND

MiddleGround Capital is a private equity firm based in Lexington, Kentucky with over $3.5 billion of assets under management. MiddleGround makes control equity investments in middle market B2B industrial and specialty distribution businesses. MiddleGround works with its portfolio companies to create value through a hands-on operational approach and partners with its management teams to support long-term growth strategies. For more information, please visit: https://middleground.com/.

Additional Information and Where to Find It

This communication relates to the proposed acquisition of Starrett by MiddleGround. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Starrett plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. Starrett may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by Starrett with the SEC.

BEFORE MAKING ANY VOTING DECISION, STARRETT’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY STARRETT WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a Starrett shareholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in Starrett’s proxy statement. Shareholders may obtain a free copy of the proxy statement and other documents Starrett files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. Starrett makes available free of charge on its investor relations website at www.starrett.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, by and among Starrett, Unicornfish Corp. and Uhu Inc., dated as of March 8, 2024 (the “Merger Agreement”), which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

Starrett and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from Starrett’s shareholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of Starrett’s directors and executive officers in Starrett’s definitive proxy statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on September 29, 2023, in Starrett’s Current Report on Form 8-K filed with the SEC on November 8, 2023 and in Starrett’s Current Report on Form 8-K filed with the SEC on January 5, 2024. Additional information concerning the interests of Starrett’s participants in the solicitation, which may, in some cases, be different than those of Starrett’s shareholders generally, will be set forth in Starrett’s proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Starrett’s website at www.starrett.com.

Cautionary Statement Regarding Forward Looking Statements

This communication includes forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. The words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “should”, “target”, “will”, “would”, or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include, without limitation, statements regarding the proposed transaction; prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Starrett’s business; the commercial success of Starrett’s products; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results or events may differ materially from those currently anticipated due to a number of factors. Factors that could cause future results to differ materially from such expectations include, but are not limited to: uncertainties as to the timing of the merger; uncertainties as to how many of Starrett’s shareholders will vote their stock in favor of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and shareholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Starrett ’s ongoing business operations or otherwise disrupts Starrett’s ongoing business operations; changes in Starrett ’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact Starrett’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation; and other factors as set forth in Starrett’s Annual Report on Form 10-K/A filed with the SEC on September 27, 2023 and Starrett’s Quarterly Reports on Form 10-Q filed with the SEC on February 16, 2024 and November 13, 2023, and other reports filed with the SEC. The forward-looking statements in this communication speak only as of the date of this communication. Starrett undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Contacts

The L.S. Starrett Company

John Tripp

Chief Financial Officer

978-249-3551

www.starrett.com

MiddleGround Capital

Doug Allen/Maya Hanowitz

646 - 722-6530

MiddleGround@dlpr.com